Certificate of Amendment
to the
Certificate of Designations of the
$3.25 Convertible Exchangeable Class C Preferred Stock, Series 2
of
LSB Industries, Inc.
_________________________________________

To: Secretary of State
State of Delaware

LSB Industries, Inc., a Delaware corporation (the "Company"), for the purpose of amending its Restated Certificate of Incorporation by amending the Certificate of Designations of the $3.25 Convertible Exchangeable Class C Stock, Series 2 (the "Certificate of Designations"), as provided by Section 242 of the Delaware General Corporation Law, hereby certifies:

1.  The Certificate of Designations was originally filed with the Secretary of State on May 21, 1993.

2.  The second paragraph of Section 3(a) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other Junior Stock or distributions of Rights, as defined below, shall be declared, paid or set apart for payment on, and, except as otherwise provided below in this Section 3(a), no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other Junior Stock (or any payment made in respect of or made available to a sinking fund for the redemption of any shares of Junior Stock) unless and until all cumulative and unpaid dividends on the Convertible Exchangeable Preferred Stock shall have been paid or declared and set apart for payment through the last dividend Due Date. Notwithstanding the foregoing, during the period that cumulative and unpaid dividends exist on the Convertible Exchangeable Preferred Stock, the Corporation may purchase, redeem or otherwise acquire in any manner or for any reason any shares of Common Stock or other Junior Stock (including, but not limited to, pursuant to existing or future stock option plans or otherwise) for a period of five years from the completion of an exchange or tender offer by the Corporation occurring after January 1, 2007, for at least 180,000 outstanding shares of the Convertible Exchangeable Preferred Stock.

3.  The first sentence of the first paragraph of Section 7(b) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

If, and only so long as, at least 140,000 shares of Convertible Exchangeable Preferred Stock are issued and outstanding (excluding shares held in treasury), whenever dividends on the Convertible Exchangeable Preferred Stock shall be in arrears and unpaid, whether or not declared, in an amount equal to at least six quarterly dividends (whether or not consecutive) (i) the number of members of the Board shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Exchangeable Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period that any dividends on the Convertible Exchangeable Preferred Stock remain in arrears.

4.  No other provisions of the Certificate of Designations or the Restated Certificate of Incorporation of the Company are amended or changed by this Amendment.

5.  At a meeting of the Board of Directors held on the 9th day of January 2007, a resolution was duly adopted setting forth the foregoing proposed amendment declaring such amendment to be advisable and setting a Special Meeting of Stockholders of the Company for consideration thereof.

6.  Thereafter, pursuant to said resolution of its Board of Directors, the Special Meeting of Stockholders of the Company was duly called and held on March 6, 2007, at which meeting the necessary number of shares as required by statute and the Certificate of Designations were voted in favor of such amendment.

Such Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

In Witness Whereof, the undersigned does cause this Certificate to be signed by its Chief Executive Officer and attested by its Secretary this 6th day of March 2007.

LSB Industries, Inc., a Delaware corporation

Attest:

/s/ David M. Shear                /s/ Jack E. Golsen
David M. Shear, Secretary   Jack E. Golsen, Chief Executive Officer